FIRST AMENDMENT TO
                              DECLARATION OF TRUST
                                       OF
                                WESTON PORTFOLIOS

         This First Amendment to the Declaration of Trust (Declaration) of Weston Portfolios (the "Trust") is made effective this 30th day of October, 1998 by the parties signatory hereto, as Trustee of the Trust.

                                   WITNESSETH

         WHEREAS, the Declaration was made on February 1, 1990 and the Trustees of the Trust now desire to amend the Declaration and change the name of the Trust; and

         WHEREAS, Article XII, Section 12.6 of the Declaration provides that the Trust may be amended by the Trustees at any time except for those provisions which cannot be amended without Beneficial Shareholder's approval.

         NOW, THEREFORE, the Trustees hereby declare that Article I be amended to read as follows:

                           I. NAME AND PLACE OF BUSINESS

                           This Trust shall be known as New Century Portfolios
                  (hereinafter called the "Trust"), and the Trustees may act in that name, which shall be deemed to refer to the Trustees in their capacity as trustees hereunder.

                  The principal place of business of the Trust shall be at 20 William Street, Wellesley, Massachusetts, or at such other place as shall be fixed from time to time by the Trustees.

         IN WITNESS WHEREOF, the under have executed this instrument this 30th day of October, 1998.


                                         /S/ DOUGLAS A. BIGGAR
                                         ----------------------------
                                         Douglas A. Biggar, Esq.



                                         RECEIVED
                                         /ILLEGIBLE/

                                         SECRETARY OF THE COMMONWEALTH
                                         CORPORATIONS DIVISION